Exhibit 99.1
Connetics Corporation Reports New Option Grants under NASDAQ Marketplace Rule 4350
PALO ALTO, Calif. (February 1, 2006) – Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today that in accordance with Nasdaq Marketplace Rule 4350, the Company issued new inducement stock options to 87 non-executive employees hired in connection with the Company’s acquisition of PediaMed Pharmaceuticals, Inc.’s sales organization.
These inducement grants, which individually consist of 1,500, 2,250, or 3,500 share grants, cover an aggregate 139,500 shares of common stock, and are classified as non-qualified stock options, were approved by the Compensation Committee of the Company’s Board of Directors. These option awards were granted without stockholder approval pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv) and with following material terms: (a) an exercise price of $15.10, which equals the fair market value of Connetics’ common stock on February 1, 2006, the grant date, (b) a term of 10 years, and (c) a vesting schedule providing that 500 shares of each option are fully vested on the date of grant, and that each option is exercisable as to 1/8th of the total grant on the six-month anniversary of each individual’s hire and 1/48th of the total grant each month thereafter under each grant is fully vested.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin® (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne; Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; and Extina® (ketoconazole) VersaFoam-HF, 2%, to treat seborrheic dermatitis. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact:
John Higgins	Bruce Voss or Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
ir@connetics.com	bvoss@lhai.com
Press Release Code: (CNCT-G)
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